Exhibit 99.2

The distribution of this press release, directly or indirectly, in or into the United States, Canada, Australia or Japan is prohibited. This press release (and the information contained herein) does not contain or constitute an offer of securities for sale, or solicitation of an offer to purchase securities, in the United States, Canada, Australia or Japan or any other jurisdiction where such an offer or solicitation would require the approval of local authorities or otherwise be unlawful (the “Other Countries”). The securities referred to herein have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or pursuant to the corresponding regulations in force in the Other Countries and may not be offered or sold in the United States unless the securities are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available. Banca Carige S.p.A. does not intend to register any portion of the offering of the securities in the United States or to conduct a public offering of the securities in the United States. Any public offering of securities to be made in the United States will be made by means of a prospectus that may be obtained from Banca Carige S.p.A. and will contain detailed information about the bank and management, as well as financial statements.

PRESS RELEASE

ORDINARY AND EXTRAORDINARY

SHAREHOLDERS’ MEETING OF BANCA CARIGE

•	IN THE ORDINARY SESSION:

•	RE-APPROVAL OF SEPARATE FINANCIAL STATEMENTS AS AT 31 DECEMBER 2013

•	APPROVAL OF APPOINTMENTS TO THE BOARD OF DIRECTORS

•	IN THE EXTRAORDINARY SESSION:

•	APPROVAL OF CAPITAL INCREASE BY AN AGGREGATE AMOUNT OF UP TO EUR 560 MLN, OF WHICH EUR 500 MLN WITH RIGHTS OF OPTION

Genoa, 28 September 2017 – The Ordinary and Extraordinary Shareholders’ Meeting of Banca Carige S.p.A. was held today in one call under the chairmanship of Prof. Giuseppe Tesauro. Following revocation of the resolution adopted on 30 April 2014, the Ordinary Shareholders’ Meeting re-approved the 2013 Separate Financial Statements of the Parent Company, Banca Carige S.p.A., and acknowledged the Group Consolidated Financial Statements as at 31 December 2013, to an extent limited to a financial disclosure integration in compliance with IAS 8, with all the remaining parts of the foregoing financial statements being unchanged.

In its ordinary session, the Shareholders’ Meeting also confirmed the appointment of Paolo Fiorentino, Francesca Balzani, Stefano Lunardi, Ilaria Queirolo, Luisa Marina Pasotti and Giacomo

Fenoglio to serve on the Board of Directors (after they had been co-opted by the Board to serve as directors at its meetings of 21 June 2017 -the date on which Paolo Fiorentino was also appointed to serve as the Bank’s Chief Executive Officer and General Manager-, 11 July and 13 September 2017), whose term of office will expire on the same date as applies to the other members of the Board of Directors, namely on the date of the Shareholders’ Meeting which will be convened to approve the accounts for the year ending 31 December 2018. The Directors’ CVs are available on the corporate website www.gruppocarige.it, in the section ‘Governance - Board of Directors’.

The Extraordinary Shareholders’ Meeting, having acknowledged the authorisation received from the European Central Bank, resolved to vest the Board of Directors, pursuant to art. 2443 of the Italian Civil Code, with the power to increase the share capital by an aggregate amount of up to EUR 560 mln in divisible form (inclusive of share premium) (the “Capital Increase”), of which up to EUR 500 mln with inclusion of rights of option and up to EUR 60 mln with exclusion or limitation of the rights of option possibly to be reserved for holders of subordinated financial instruments included in the scope of the LME - Liability Management Exercise, vesting the Board of Directors with the authority to determine the procedures, terms and conditions for the Capital Increase.

***

With reference to the authorisation process, as communicated by the press release of 27 September 2017, the ECB authorised Banca Carige to implement the Group’s capital strengthening measures envisaged in the New 2017-2020 Strategic Plan approved by the Board of Directors on 13 September 2017. In particular, the ECB authorised:

(i) the proposed amendments to the Articles of Association, confirming they are not in contrast with the Bank’s sound and prudent management;

(ii) the capital increase by an amount of up to EUR 560 mln requesting that the capital increase be resolved upon, underwritten and settled prior to 31 December 2017 for an amount of at least EUR 500 mln by pointing out that, should this not be the case, “a breach of the capital requirements set out in the capital strengthening plan” prepared by Banca Carige “would be probable”;

(iii) an own funds reduction by the substitution of Additional Tier 1 (AT1) and Tier 2 (T2) instruments with an aggregate value of EUR 510 mln (of which one Tier 1 issuance for a nominal value of EUR 160 mln and three Tier 2 issuances for a nominal value of EUR 100 mln, EUR 50 mln and EUR 200 mln, respectively) with newly issued ordinary shares, eligible for inclusion in Common Equity Tier 1 capital, provided that this issuance is not lower than EUR 305,894,910. In this regard, Banca Carige specifies that this amount is to be included in -and not added to- the EUR 560 mln Capital Increase.

The own funds reduction will take place following conversion of the subordinated instruments into senior bonds –whose terms and conditions will be determined by the Board of Directors which will be held after the Shareholders’ Meeting-, whereas the settlement of the LME transaction will take place concurrently with the Capital Increase.

It is further specified that, in the context of the authorisation given to the Group’s capital strengthening effort, the ECB requested that, should the upside from the LME transaction not be in line with the upside represented to the Supervisory Authority, the Bank will be required to submit an additional capital strengthening plan by 31 March 2018, with supplementary capital measures to fill any gap identified.

Banca Carige reasserts that failure to execute the Capital Increase and the LME by 31 December 2017 may have significant adverse effects on the Bank’s overall economic, capital and financial situation, with potential impacts on its capacity to operate as a going concern.

INVESTOR RELATIONS & RESEARCH	EXTERNAL RELATIONS
tel. +39 010 579 4877	tel. +39 010 579 3380
fax +39 010 579 4875	fax +39 010 579 2731
investor.relations@carige.it	relazioni.esterne@carige.it

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Tel. +39 02 89011300 carige@imagebuilding.it

This announcement does not constitute an offer or invitation to subscribe for or purchase, or a solicitation of any offer to purchase or subscribe for any securities and nothing contained herein shall form the basis of any contract or commitment whatsoever. This announcement is being communicated to and is directed only to (i) persons to whom it may be lawful to communicate such announcement; and (ii) persons to whom it may be required by law or regulation to disclose such information (all such persons being referred to as relevant persons). This announcement is only directed at relevant persons and must not be acted on or relied on by persons who are not relevant persons.

Other persons should not rely or act upon this announcement or any of its contents. This announcement has been prepared for information purposes only. In particular, this announcement may not be taken or transmitted into the United States, Canada or Japan or distributed, directly or indirectly, in the United States, Canada or Japan or to any U.S. person. This announcement is not an offer to sell or the solicitation of an offer to purchase or subscribe for securities neither in the United States nor in any other jurisdiction. Securities may not be sold in the United States absent registration or an exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Banca Carige S.p.A. (the “Company”) does not intend to register or conduct any public offer of securities in the United States.

Distribution of the announcement and any information contained in it in any other jurisdictions may be restricted by law. Persons into whose possession this information comes should inform themselves about and observe any such restrictions.

No reliance may be placed for any purposes whatsoever on the information contained in this document, or any material discussed in the context of such document, or on its completeness, accuracy and fairness. Although care has been taken to ensure that the announcement is materially accurate, and that the opinions expressed are reasonable, the contents of this material has not been verified by the Company, its shareholders, consultants and advisors. Accordingly, no representation or warranty, express or implied, is made or given on behalf of Company, its shareholders, consultants and advisors, or any of their respective members, directors, officers or employees or any other person as to the accuracy, completeness or fairness of the information or opinions contained in this document or any other material discussed in the context of this announcement. None of the Company, its shareholders, consultants and advisors, or any of their respective members, directors, officers or employees or any other person accepts any liability whatsoever for any loss howsoever arising from any use of this announcement or its contents or otherwise arising in connection therewith.

Certain statements contained in this announcement may be statements of future expectations and other forward-looking statements that are based on third party sources and involve known and unknown risks and uncertainties. The forward-looking statements include, but are not limited to, all statements other than statements of historical facts, including, without limitation, those regarding the Company’s and/or Group Banca Carige’s future financial position and results of operations, strategy, plans, objectives, goals and targets and future developments in the markets where the Group participates or is seeking to participate. Forward-looking statements contained in this announcement regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. There is no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on forward-looking statements, which speak only as of the date of this announcement. Any decision to purchase securities in the context of an offering of securities, if any, should be made solely on the basis of information contained in an offering circular or prospectus published in relation to such an offering. The forward-looking information contained herein represent the subjective views of the management of the Company and has been prepared on the basis of a number of assumptions and subjective judgments which may prove to be incorrect and, accordingly, actual results may vary. They represent the subjective views of the management of the Company and are based on significant assumptions. Industry experts, business analysts or other persons may disagree with these views, assumptions and judgments, including without limitation the management’s view of the market and the prospects for the Company. Any forward-looking statements in this announcement are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, that could cause the Company’s actual results and performance to differ materially from any expected future results or performance expressed or implied by any forward-looking statements. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements as a prediction of actual results.

To the extent applicable, the industry and market data contained in this announcement has come from official or third-party sources. Third-party industry publications, studies and surveys generally state that the data contained therein have been obtained from sources believed to be reliable, but that there is no guarantee of the fairness, quality, accuracy, relevance, completeness or sufficiency of such data. The Company has not independently verified the data contained therein. In addition, certain of the industry and market data contained in this announcement come from the Company’s own internal research and estimates based on the knowledge and experience of the Company’s management in the market in which the Company operates. Such research and estimates, and their underlying methodology and assumptions, have not been verified by any independent source for accuracy or completeness and are subject to change without notice. Accordingly, undue reliance should not be placed on any of the industry or market data contained in this announcement. Although the Company has obtained the information provided from sources that should be considered reliable, it cannot guarantee its accuracy or completeness. The information provided is purely of an indicative nature and is subject to change without notice at any time.